Legg Mason Investors Trust, Inc.
Legg Mason American Leading Companies Trust
Legg Mason U.S. Small-Capitalization Value Trust

N-SAR Sub Item 77I

77I (a)
Primary Class Shares Renamed Class C Shares

Effective on or about February 2, 2009 the Primary Class shares of the Funds will be renamed Class C shares. The share class features of the Class C shares will be substantially similar to the Primary Class shares with the following exception:

New Class C shares purchased on or after February 2, 2009 will be subject to a 1% Contingent Deferred Sales
Charge ("CDSC") if the shares are redeemed within 12 months of purchase. Exchanges of such shares to other
Legg Mason Funds will not be subject to the CDSC.
Existing Primary Class shares (which will become Class C shares) will not be subject to the CDSC.

77 (b)
Addition of Share Classes

CLASS A SHARES Legg Mason American Leading Companies and Legg Mason U.S. Small-Capitalization Value Trust

New Class A shares of the Funds will be launched on or about February 2, 2009.
The Class A shares will generally be subject to a 5.75% front-end sales load, which is reduced for purchases of $25,000 or more in net asset value and eliminated for purchases of $1 million or more in net asset value, and a lower
12b-1 fee than the Class C shares. If you are interested in making additional purchases of the Funds after February 2, 2009, we recommend that you consult with your financial advisor to determine the most appropriate share class for you.

After the launch of the new Class A shares, shareholders who purchase Class A shares of the Funds in amounts greater than $1 million will not pay a front-end sales load on such shares. (Investors who qualify for this exemption and redeem their shares within one year of purchase would be subject to a 1% CDSC.) In addition, certain shareholders owning at least $1 million of Primary Class shares as of February 2, 2009 will be automatically converted to Class A shares with no front-end sales load. Such Class A shares will not be subject to a CDSC. If you believe that you and/or your family's accounts may be eligible to convert to Class A shares, we recommend that you contact your financial intermediary or Funds Investor Services at 1-800-822-5544. (In determining your eligibility for this feature, you can aggregate accounts in which you hold Legg Mason Funds, including those of your spouse and children under age 21, to meet the $1million threshold.)

Addition of Class R and Class FI Shares  Legg Mason U.S. Small-
Capitalization Value Trust
CLASS R
Shareholder Fees
(fees paid directly from your investment)
Class R Shares
of:
Small-Cap
Value
Trust

Sales Charge
(Load) Imposed
on Purchases

None


Maximum
contingent
deferred sales
charge
(load) (as a %
of the lower of
net asset
value at
purchase or
redemption)

None


Sales Charge
(Load) Imposed
on
Reinvested
Dividends

None


Redemption Fee

None


Annual Fund Operating Expenses
(expenses that are deducted from fund assets)
Class R Shares
of:
Small-Cap
Value
Trust

Management Fees

0.85
%

Distribution
and/or Service
(12b-1) Fees (a)

0.50
%

Other Expenses

0.41
%(b)

Total Annual
Fund Operating
Expenses

1.76
%(c)

(a) The 12b-1 fees shown in the table reflect the amount at which the Boards of Directors have currently limited payments under each fund's Class R Distribution Plan. Pursuant to each Distribution Plan, the Directors may authorize payment of up to 0.75% of average net assets without shareholder approval.
(b)  "Other Expenses" are projected for the current fiscal year.
(c) The investment adviser currently intends to voluntarily waive fees or reimburse expenses so that Class R operating expenses (exclusive of taxes, interest, brokerage and extraordinary expenses) do not exceed the following annual rates of each fund's average daily net assets attributable to Class R shares: 1.45% for American Leading Companies Trust and 1.50% for Small-Cap Value Trust. These voluntary waivers are currently expected to continue until August 1, 2009, but may be terminated at any time.
CLASS FI
Shareholder Fees
(fees paid directly from your investment)
Financial
Intermediary
Class Shares of:
Small-Cap
Value
Trust

Sales Charge
(Load) Imposed
on Purchases

None


Maximum
contingent
deferred sales
charge
(load) (as a %
of the lower of
net asset
value at
purchase or
redemption)

None


Sales Charge
(Load) Imposed
on
Reinvested
Dividends

None


Redemption Fee

None


Annual Fund Operating Expenses
(expenses that are deducted from fund assets)
Financial
Intermediary
Class Shares of:
Small-Cap
Value
Trust

Management Fees

0.85
%

Distribution
and/or Service
(12b-1) Fees (a)

0.25
%

Other Expenses
(c)

0.41
%(b)

Total Annual
Fund Operating
Expenses

1.51
%(c)

 (a) The 12b-1 fees shown in the table reflect the amount at which the Board of Directors has currently limited payments under each fund's Financial Intermediary Class Distribution Plan. Pursuant to each Distribution Plan, the Board of Directors may authorize payment of up to 0.40% of each fund's Financial Intermediary Class shares average net assets without shareholder approval.
(b)  "Other Expenses" are projected for the current fiscal year.
(c) The investment adviser currently intends to voluntarily waive fees or reimburse expenses so that Financial Intermediary Class operating expenses (exclusive of taxes, interest, brokerage and extraordinary expenses) do not exceed the following annual rates of each fund's average daily net assets attributable to Financial Intermediary Class shares: 1.20% for American Leading Companies Trust and 1.25% for Small-Cap Value Trust. These voluntary waivers are currently expected to continue until August 1, 2009, but may be terminated at any time.